FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted: April 1, 2010 NASDAQ Symbol: FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION

AND FIRSTBANK – WEST BRANCH

ANNOUNCE SALE OF ARMORED CAR BUSINESS

Daniel H. Grenier, President and Chief Executive Officer of Firstbank – West Branch, one of Firstbank Corporation’s (FBMI) six community banks, announced the sale of the armored car business run by its subsidiary 1st Armored, Inc. In conjunction with an asset purchase agreement, Loomis Armored US, LLC, purchased the assets, hired employees, and assumed customer contracts of 1st Armored.

Mr. Grenier stated, “1st Armored was a business started by our bank over ten years ago and has established a strong and positive reputation for its service. While the business has been profitable and we have always been pleased with the performance of its people and the service provided, 1st Armored’s line of business is not consistent with other types of products and services we provide. I wish to thank Wes Hubers, President of 1st Armored, and all of the personnel who will be working with him as part of Loomis going forward, for their years of dedicated service to our customers and to our bank. Loomis is one of the premier providers of armored services, and we are pleased to have them as the operator of this business going forward.”

Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, stated, “1st Armored was marginally profitable in 2009 and in most years. In 2009, 1st Armored contributed a little over $1 million to our non-interest revenue, with expenses spread across a variety of categories. Although these revenue and expenses items will no longer be part of our results going forward, there is little impact to the bottom line. We are pleased to be able to make this transition as it will help us focus our management attention on more traditional community banking customers.”

The transaction with Loomis, terms of which were not disclosed, resulted in no material gain or loss for Firstbank Corporation and was consummated on March 31, 2010.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.